EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction of Incorporation/ Organization
Affinity Gaming Finance Corp.	NV
Affinity Gaming Black Hawk, LLC	CO
HGI—Lakeside, LLC	NV
HGI—Mark Twain, LLC	NV
HGI—St Jo, LLC	NV
The Sands Regent, LLC	NV
Plantation Investments, LLC[1]	NV
Dayton Gaming, LLC[1]	NV
The Primadonna Company, LLC	NV
California Prospectors, Ltd.[2]	NV
Flamingo Paradise Gaming, LLC	NV

1.	This entity is a wholly-owned subsidiary of The Sands Regent, LLC.

2.	This entity is a wholly-owned subsidiary of The Primadonna Company, LLC.